Exhibit 10.5

June 9, 2005

Matt Roberts

Dear Matt:

OpenTable, Inc. (the “Company”) is pleased to offer you employment on the following terms:

I.                                       Position.  You will serve in a regular, full-time capacity as Chief Financial Officer of the Company in San Francisco.  You will report to Thomas Layton, Chief Executive Officer.  By signing this letter of agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

II.                                   Salary.  You will be paid an annual salary of $215,000.00 in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees.  Your compensation will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

III.                               Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 2,520,000 shares of the Company’s Common Stock (equal to approximately 1% of the currently fully-diluted, outstanding shares) with an exercise price equal to the fair market value of the Company’s Common Stock on the later of the grant date or the day you begin employment.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan, as described in that Plan and the applicable stock option agreement.  You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.  In the event of a change of control, as further described in the applicable stock option agreement, the Company’s right of repurchase shall immediately lapse with respect to 25% of the remaining unvested shares subject to this option, which shares shall immediately vest and become exercisable.  Further, if, within six (6) months of such change of control, the Employee is terminated or constructively terminated, with “constructive termination” defined as one or more of the following: (a) the Employee is required to relocate more than seventy-five (75) miles to continue his or her employment; (b) the Employee’s responsibilities and duties are materially reduced; or (c) the Employee’s overall non-equity compensation is materially reduced, the right of repurchase shall immediately lapse with respect to an additional 25% of the remaining unvested shares subject to this option.

IV.                               Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

V.                                   Period of Employment.  Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

VI.                               Outside Activities.  While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.  While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

VII.                           Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

VIII.                       Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

IX.                              Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  If you have any questions, please call me at 415.344.4200.

Very truly yours,

OPENTABLE, INC.

By:	/s/ Thomas H. Layton
Thomas H. Layton
Chief Executive Officer

I have read and accept this employment offer:

/s/ Matt Roberts
Signature of Matt Roberts
Dated: June 16, 2005